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                                                                   Exhibit 10.26

          FIRST AMENDMENT TO THE ENTEX INFORMATION SERVICES, INC.
                   1996 NON-EMPLOYEE DIRECTOR STOCK PLAN


            The ENTEX Information Services, Inc. 1996 Non-Employee Director Stock Plan (the "Plan") is amended as follows, effective October 1, 1998.

            1. Section 5 of the Plan is amended to read in its entirety as follows:

            "5. ELIGIBILITY. Each director of the Company who is not an executive officer or employee, either full-time or part-time, of (i) the Company, (ii) any parent of the Company, or (iii) any subsidiary of the Company (a "Director"), will be eligible to participate in the Plan. No person other than those specified in this Section 5 will be eligible to participate in the Plan."

            2. Section 6 of the Plan is amended to read in its entirety as follows:

            "6.  ANNUAL RETAINER.

                  (a) Each Director may make an election on or prior to each
            December 31 (except that an election may be made within 30 days after the date of adoption of the first amendment to the Plan, which election will be applicable to annual retainer fees payable after such election) to receive the Director's annual retainer fees payable in the following calendar year in the form of Stock instead of cash or to defer the annual retainer in the form of Stock Units. Any Stock elected shall be payable (and any deferred Stock Units elected shall be credited to the Director's Stock Unit Account) at the time cash retainer fees are otherwise payable, and the number of shares of Stock distributed (or Stock Units credited) shall be equal to the amount of the annual retainer fee otherwise payable on such payment date divided by the Fair Market Value of a share of Stock on such date. Cash will be paid in lieu of
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            fractional shares of Stock. Notwithstanding the foregoing, a
            Director who is first elected or appointed to the Board may make an election under this Section 6 within 30 days of such election or appointment in respect of annual retainer fees payable after the date of the election. Any election made under this Section 6 shall remain in effect unless and until a new election is made in accordance with the provisions of this Section 6.

                  (b) If a Director elects to defer payment of annual retainer fees pursuant to this Section 6, the Director's election must specify the period or periods of deferral, and the Company will settle Stock Units deferred under this Section 6 by delivering to the Participant (or his or her beneficiary), as promptly as practicable after the end of the applicable deferral period, the number of shares of Stock equal to the number of whole Stock Units credited to the Participant's Stock Unit Account as to which the deferral period has expired, together with cash in lieu of any fractional Stock Unit then credited to such Account. A Participant who has Stock Units credited to his or her Stock Unit Account under this Section 6 shall be entitled to receive dividend equivalents, in the form of additional Stock Units, in accordance with Section 7 hereof.

                  (c) All Stock Units credited to each Participant's Stock Unit
            Account on the date of the first amendment to the Plan (other than Stock Units resulting from elective deferrals under Section 6 of the Plan, which shall be settled in accordance with the prior elections with respect thereto) shall be settled on the last business day prior to the December 1998 Fiscal Month End by delivering to the Participant (or his or her beneficiary) the number of shares of Stock equal to the number of such whole Stock Units then credited to the Participant's Stock Unit Account, together with cash in lieu of any fractional Stock Units then credited to such Account."


            3. The last sentence of Section 8 of the Plan is deleted.